As filed with the United States Securities and Exchange Commission on July 7, 2022

Registration No. 333-266028

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

Post-Effective Amendment No. 1 to
FORM S-3
Registration Statement Under the Securities Act of 1933
___________________

Jurisdiction of
Names of	Incorporation	I.R.S. Employer
Co-Registrants	or Organization	Identification No.

M.D.C. HOLDINGS, INC.	Delaware	84-0622967
M.D.C. LAND CORPORATION	Colorado	84-0831548
RAH OF FLORIDA, INC.	Colorado	84-1590389
RICHMOND AMERICAN CONSTRUCTION, INC.	Delaware	86-0540418
RICHMOND AMERICAN CONSTRUCTION NM, INC.	Colorado	02-0701590
RICHMOND AMERICAN HOMES OF ARIZONA, INC.	Delaware	86-0277026
RICHMOND AMERICAN HOMES OF COLORADO, INC.	Delaware	84-1256155
RICHMOND AMERICAN HOMES OF FLORIDA, LP	Colorado	02-0701603
RICHMOND AMERICAN HOMES OF IDAHO, INC.	Colorado	02-0701597
RICHMOND AMERICAN HOMES OF MARYLAND, INC.	Maryland	52-0814857
RICHMOND AMERICAN HOMES OF NEVADA, INC.	Colorado	88-0227698
RICHMOND AMERICAN HOMES OF NEW MEXICO, INC.	Colorado	02-0701586
RICHMOND AMERICAN HOMES OF OREGON, INC.	Colorado	02-0701599
RICHMOND AMERICAN HOMES OF PENNSYLVANIA, INC.	Colorado	02-0701595
RICHMOND AMERICAN HOMES OF TENNESSEE, INC.	Colorado	02-0701583
RICHMOND AMERICAN HOMES OF TEXAS, INC.	Colorado	02-0701587
RICHMOND AMERICAN HOMES OF UTAH, INC.	Colorado	02-0574838
RICHMOND AMERICAN HOMES OF VIRGINIA, INC.	Virginia	54-0570445
RICHMOND AMERICAN HOMES OF WASHINGTON, INC.	Colorado	02-0701585
RICHMOND AMERICAN HOMES SIX, INC.	Colorado	02-0701591
RICHMOND AMERICAN HOMES SEVEN, INC.	Colorado	02-0701593
RICHMOND AMERICAN HOMES EIGHT, INC.	Colorado	88-2698558
RICHMOND AMERICAN HOMES NINE, INC.	Colorado	88-2722500
RICHMOND AMERICAN HOMES TEN, INC.	Colorado	88-2742201
RICHMOND AMERICAN HOMES ELEVEN, INC.	Colorado	88-2768165
___________________

4350 S. Monaco Street, Suite 500
Denver, Colorado 80237
(303) 773-1100
(Address, including zip code and telephone number, including area code, of registrant’s principal executive office)

Joseph H. Fretz, Esq.
Vice President, Secretary and Corporate Counsel
4350 S. Monaco Street, Suite 500
Denver, CO 80237
(303) 773-1100
(Name, address, including zip code and telephone number, including area code, of agent for service)
___________________

With a copy to:
Garth B. Jensen, Esq.
Sherman & Howard L.L.C.
675 Fifteenth Street, Suite 2300
Denver, Colorado 80202
(303) 297-2900
___________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

The Registration Statement on Form S-3 (Registration No. 333-266028) (the “Registration Statement”) of M.D.C. Holdings, Inc., a Delaware corporation (“MDC”), contained a typographical error in the name of one of MDC’s subsidiaries and a co-registrant, Richmond American Construction NM, Inc. This Post-Effective Amendment No. 1 to the Registration Statement corrects the typographical error in that name, which occurred on the facing sheet, in Item 15 and on the signature page of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers.

The Bylaws of MDC provide for indemnification of the officers and directors of MDC to the fullest extent permitted by applicable law.

Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Additionally, the Certificate of Incorporation of MDC eliminates in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of RAH of Florida, Inc., Richmond American Construction, Inc., Richmond American Construction NM, Inc., Richmond American Homes of Arizona, Inc., Richmond American Homes of Colorado, Inc., Richmond American Homes of Idaho, Inc., Richmond American Homes of New Mexico, Inc., Richmond American Homes of Oregon, Inc. Richmond American Homes of Pennsylvania, Inc., Richmond American Homes of Tennessee, Inc., Richmond American Homes of Texas, Inc., Richmond American Homes of Utah, Inc., Richmond American Homes of Washington, Inc., Richmond American Homes Six, Inc., Richmond American Homes Seven, Inc., Richmond American Homes Eight, Inc., Richmond American Homes Nine, Inc., Richmond American Homes Ten, Inc., and Richmond American Homes Eleven, Inc. provide for indemnification of the officers and directors of those corporations to the fullest extent permitted by applicable law. The limited partnership agreement of Richmond American Homes of Florida, LP provides for indemnification of the partners of the partnership in connection with actions or omissions by a partner believed in good faith to be within the scope of its authority as partner, except for actions or omissions involving willful misconduct or gross negligence. The governing documents of the other Co-Registrants do not provide for the indemnification of directors or officers against any liability which they may incur in their capacities as such.

Additionally, the Certificate of Incorporation of Richmond American Homes of Colorado, Inc. eliminates in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.

The Articles of Incorporation of Richmond American Construction NM, Inc., Richmond American Homes of Idaho, Inc., Richmond American Homes of New Mexico, Inc., Richmond American Homes of Oregon, Inc., Richmond American Homes of Pennsylvania, Inc., Richmond American Homes of Tennessee, Inc., Richmond American Homes of Texas, Inc., Richmond American Homes of Utah, Inc., Richmond American Homes of Washington, Inc., Richmond American Homes Six, Inc., and Richmond American Homes Seven, Inc., Richard American Homes Eight, Inc., Richmond American Homes Nine, Inc., Richmond American Homes Ten, Inc., and Richmond American Homes Eleven, Inc. also eliminate in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 7-108-403 of the Colorado Business Corporation Act (relating to the distribution of assets in violation of the Colorado Business Corporation Act); or (iv) for any transaction from which the director derived an improper personal benefit.

The limited partnership agreement of Richmond American Homes of Florida, LP eliminates in certain circumstances the monetary liability of partners for their good faith acts or omissions or errors in judgment. This limited partnership agreement does not eliminate the liability of a partner for acts or omissions involving willful misconduct or gross negligence.

The governing documents of the other Co-Registrants do not eliminate monetary liability of directors for breach of their fiduciary duties.

Section 7-109-102 of the Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself in good faith, (b) reasonably believed that (i) in the case of conduct in his official capacity, his conduct was in the corporation’s best interest, or (ii) in all other cases, his conduct was not opposed to the corporation’s best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The section further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in two key respects. A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit. The statute permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the articles of incorporation, the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

Section 7-62-403 of the Colorado Uniform Limited Partnership Act of 1981 provides that a general partner of a limited partnership has the same rights, powers and liabilities as a general partner in a general partnership. Section 7-64-401 of the Colorado Uniform Partnership Act (1997) provides that a partnership shall indemnify a partner for liabilities incurred by the partner in the ordinary course of the business of the partnership, unless the liabilities were incurred in violation of the partner’s duties to the partnership or the other partners.

Sections 13.1-697, -698, -699, -701, -702, -703 and -704 of the Virginia Stock Corporation Act (“VSCA”) provide, generally and in part, that a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if he conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, or in all other cases, that his conduct was at least not opposed to its best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; provided, however, that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable. Such indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection therewith. Unless limited by a corporation’s certificate of incorporation, similar indemnity with respect to expenses incurred is mandatory under the above-referenced Sections of the VSCA for a director or officer who was wholly successful on the merits or otherwise, in defense of any proceedings to which he was a party because he is or was a director or officer, as the case may be. Any such indemnification may be made only as authorized in each specific case after a determination by disinterested directors, special legal counsel or disinterested shareholders that indemnification is permissible because the indemnitee has met the applicable standard of conduct. Directors and officers may also apply for court-ordered indemnification. Pursuant to Section 13.1-704 of the VSCA, a corporation may also indemnify and advance expenses to any director or officer to the extent provided by the corporation’s certificate of incorporation, any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law.

Section 2-418 of the Maryland General Corporation Law (“MGCL”) provides, generally and in part, that a corporation may indemnify any director made a party to a proceeding by reason of the individual’s service in that capacity unless it is established that the director’s act or omission (1) was material to the matter giving rise to the proceeding; (2) was committed in bad faith; or (3) was the result of active and deliberate dishonesty; or unless it is established that the director actually received an improper personal benefit in money, property or services. In the case of a criminal proceeding, indemnity is permissible unless it is established that the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable. Unless limited by a corporation’s certificate of incorporation, similar indemnity with respect to expenses incurred is mandatory under Section 2-418 of the MGCL for a director or officer who was wholly successful in the defense of any proceeding referred to in the first sentence of this paragraph to which he was a party because he is or was a director or officer, as the case may be. Any such indemnification may be made only as authorized in each specific case after a determination by disinterested directors, special legal counsel or disinterested shareholders that indemnification is permissible because the indemnitee has met the applicable standard of conduct. Directors and officers may also apply for court-ordered indemnification.

MDC has obtained directors’ and officers’ liability insurance that provides insurance coverage for certain liabilities that may be incurred by the directors and officers of MDC and the Co-Registrants in their capacity as such.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 7th day of July, 2022.

M.D.C. Holdings, Inc.

M.D.C. Land Corporation
RAH of Florida, Inc.
Richmond American Construction, Inc.
Richmond American Construction NM, Inc.
Richmond American Homes of Arizona, Inc.
Richmond American Homes of Colorado, Inc.
Richmond American Homes of Florida, LP
Richmond American Homes of Idaho, Inc.
Richmond American Homes of Maryland, Inc.
Richmond American Homes of Nevada, Inc.
Richmond American Homes of New Mexico, Inc.
Richmond American Homes of Oregon, Inc.
Richmond American Homes of Pennsylvania, Inc.
Richmond American Homes of Tennessee, Inc.
Richmond American Homes of Texas, Inc.
Richmond American Homes of Utah, Inc.
Richmond American Homes of Virginia, Inc.
Richmond American Homes of Washington, Inc.
Richmond American Homes Six, Inc.
Richmond American Homes Seven, Inc.
Richmond American Homes Eight, Inc.
Richmond American Homes Nine, Inc.
Richmond American Homes Ten, Inc.
Richmond American Homes Eleven, Inc.

By:	/s/ Robert N. Martin
Robert N. Martin
Authorized Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities on July 7, 2022.

M.D.C. HOLDINGS, INC. OFFICERS AND DIRECTORS

Principal Executive Officer:

 *
Larry A. Mizel,
Executive Chairman

President and Chief Executive Officer:

 *
David D. Mandarich,
Director, President and Chief Executive Officer

Principal Financial and Accounting Officer:

/s/ Robert N. Martin
Robert N. Martin,
Senior Vice President, Chief Financial Officer
and Principal Accounting Officer

Other Directors:

 *
Raymond T. Baker

 *
Michael A. Berman

 *
David E. Blackford

 *
Herbert T. Buchwald

 *
Courtney L. Mizel

 *
Paris G. Reece III

 *
David Siegel

 *
Janice Sinden

*By: /s/ Joseph H. Fretz
Joseph H. Fretz
Attorney-in-fact

CO-REGISTRANT OFFICERS AND DIRECTORS

RAH of Florida, Inc.
Richmond American Construction, Inc.
Richmond American Construction NM, Inc.
Richmond American Homes of Arizona, Inc.
Richmond American Homes of Colorado, Inc.
Richmond American Homes of Idaho, Inc.
Richmond American Homes of Maryland, Inc.
Richmond American Homes of Nevada, Inc.
Richmond American Homes of New Mexico, Inc.
Richmond American Homes of Oregon, Inc.
Richmond American Homes of Tennessee, Inc.
Richmond American Homes of Texas, Inc.
Richmond American Homes of Utah, Inc.
Richmond American Homes of Virginia, Inc.
Richmond American Homes of Washington, Inc.

Principal Executive, Financial and Accounting Officer:

/s/ Robert N. Martin
Robert N. Martin,
Senior Vice President, Director

M.D.C. Land Corporation
Richmond American Homes of Pennsylvania, Inc.
Richmond American Homes Six, Inc.
Richmond American Homes Seven, Inc.
Richmond American Homes Eight, Inc.
Richmond American Homes Nine, Inc.
Richmond American Homes Ten, Inc.
Richmond American Homes Eleven, Inc.

Principal Executive, Financial and Accounting Officer:

/s/ Robert N. Martin
Robert N. Martin,
President, Director

Richmond American Homes of Florida, LP
By: RAH OF FLORIDA, INC.
its General Partner

Principal Executive, Financial and Accounting Officer:

/s/ Robert N. Martin
Robert N. Martin,
Senior Vice President, Director